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                                                                 EXHIBIT 99.l

                               PURCHASE AGREEMENT

          Warburg, Pincus High Yield Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Warburg Pincus Asset Management, Inc. ("Warburg") hereby agree as follows:

          1. The Fund offers Warburg and Warburg hereby purchases three shares of common stock of the Fund, one of which shall be designated a Common Share, another designated an Institutional Share and another designated an Advisor Share, having a par value $.001 per share (the "Shares"), at a price of $10.00 per Share (the "Initial Shares"). Warburg hereby acknowledges receipt of a certificate representing the Initial Shares and the Fund hereby acknowledges receipt from Warburg of $30.00 in full payment for the Initial Shares.

          2. Warburg represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

          3. Warburg agrees that if any holder of the Initial Shares redeems such Shares in the Fund before five years after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational expenses, in the same proportion as the Initial Shares being redeemed bears to the Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by Warburg other than the Initial Shares have not

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been acquired to fulfill the requirements of Section 14 of the Investment
Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational expenses of the Fund.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 11th day of September, 1998.


                                       WARBURG, PINCUS HIGH YIELD FUND, INC.

                                       By:  /s/ Eugene P. Grace
                                           -------------------------------------

                                       Name: Eugene P. Grace
                                       Title: Vice President and Secretary

ATTEST:


/s/ Stuart J. Cohen
-----------------------


                                       WARBURG PINCUS ASSET MANAGEMENT, INC.

                                       By:  /s/ Eugene P. Grace
                                           --------------------------------

                                       Name: Eugene P. Grace
                                       Title: Vice President and Secretary

ATTEST:


/s/ Stuart J. Cohen
-----------------------

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